Exhibit 5.1

Museum Tower

150 West Flagler Street, Suite 2200

Miami, FL 33130

(305) 789-3200

stearnsweaver.com

August 14, 2015

BFC Financial Corporation

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

Re: BFC Financial Corporation Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to BFC Financial Corporation, a Florida corporation (the “Company”), with respect to the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) in connection with the registration of an additional 4,000,000 shares of the Company’s Class B Common Stock, par value $0.01 per share (the “Class B Plan Shares”), issuable pursuant to the BFC Financial Corporation 2014 Stock Incentive Plan, as amended (the “Plan”). The Company is also registering under the Registration Statement (i) an additional 4,000,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Additional Class A Shares” and, collectively with the Class B Plan Shares, the “Shares”), issuable upon conversion of the Class B Plan Shares, and (ii) preferred share purchase rights (the “Purchase Rights” and, collectively with the Shares, the “Securities”) which, in accordance with the terms of the Rights Agreement, dated as of September 21, 2009 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), will initially be attached to the Shares.

In connection with our opinion, we have examined the Registration Statement, including all exhibits thereto, as filed with the Securities and Exchange Commission, the Plan, the Rights Agreement and the Company’s Amended and Restated Articles of Incorporation and Bylaws, in each case, as amended, as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Company to authorize the issuance of the Securities.

In rendering this opinion, we have undertaken no independent review of the operations of the Company. Instead, we have relied solely upon the documents described above. In examining such documents, we have assumed, without independent investigation (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of such latter documents and (iv) that actual information supplied to us was accurate, true and complete. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon the accuracy of (i) all representations and warranties submitted to us for purposes of rendering the opinion and (ii) factual recitals made in the resolutions adopted by the Board of Directors of the Company.

We have assumed further that (i) the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, (ii) the Rights Agreement is the valid and legally binding obligation of the Rights Agent, (iii) the Rights Agent is validly existing under the law of the jurisdiction in which it is organized and (iv) with respect to the Purchase Rights and the Additional Class A Shares, there are sufficient shares of unissued capital stock authorized under the Company’s Amended and Restated Articles of Incorporation, as amended, and not otherwise reserved for issuance.

Based upon and subject to the foregoing qualifications, assumptions and limitations, and the further limitations set forth below, and having regard to legal considerations which we deem relevant, we are of the opinion that:

1. the Class B Plan Shares registered under the Registration Statement and issuable in accordance with the Plan will, if and when issued and delivered by the Company against payment of adequate consideration therefor in accordance with the terms and conditions of the Plan (including, where applicable, upon the satisfaction of any vesting or forfeiture restrictions and the achievement of applicable performance goals), be validly issued, fully paid and non-assessable;

2. the Additional Class A Shares will, if and when issued and delivered by the Company upon conversion of Class B Plan Shares in accordance with the Company’s Amended and Restated Articles of Incorporation, as amended, including upon surrender of such Class B Plan Shares, be validly issued, fully paid and non-assessable; and

3. upon issuance and delivery of the Purchase Rights in accordance with the provisions of the Rights Agreements in connection with the issuance and delivery of, and attached to, any newly issued Class B Plan Shares in accordance with the provisions of the Plan and any newly issued Additional Class A Shares upon valid conversion of Class B Plan Shares issued and delivered in accordance with the provisions of the Plan, such Purchase Rights will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion as to any law of any jurisdiction, including federal securities laws or the “blue sky” laws of any state or jurisdiction, other than the laws of the State of Florida. This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter is given as of the date hereof, and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof that might alter the opinions contained herein. In addition, our opinion expressed above with regard to the Purchase Rights is subject to the following qualifications:

A. such opinion is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding at law or in equity) and (iii) an implied covenant of good faith and fair dealing;

B. such opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Purchase Rights at some future time based on facts and circumstances existing at that time;

C. such opinion addresses the Purchase Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Purchase Rights would result in invalidating the Purchase Rights in their entirety; and

D. we have assumed that the Company’s Board of Directors acted in a manner consistent with its fiduciary duties as required under applicable law in adopting the Rights Agreement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to any references to this firm in the Registration Statement and in the documents incorporated therein by reference.

Very truly yours,

/s/ STEARNS WEAVER MILLER WEISSLER
ALHADEFF & SITTERSON, P.A.